EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of May 11, 2004 between MAIDENFORM, INC., a New York corporation with a principal place of business at 154 Avenue E, Bayonne, NJ 07002 (the “Employer”), Thomas Ward residing at [* * *] (the “Employee”), and solely for purposes of Sections 3(c), 3(d), 4, 10(e), 10(f) and 19, MF Acquisition Corporation.

W I T N E S S E T H :

WHEREAS, the Employer wishes to continue to employ the Employee for the period provided in this Agreement, and the Employee is willing to continue to serve in the employ of the Employer for such period, upon the terms and conditions hereinafter provided;

WHEREAS, as part of the negotiations in respect of this Agreement, the Employer, MF Acquisition Corporation and the Employee have agreed to the terms of the Rollover Stock Option Agreements (the “Rollover Option Agreements”) between MF Acquisition Corporation and Employee dated May 11, 2004 in respect of options to purchase shares of MF Acquisition Corporation common stock and MF Acquisition Corporation preferred stock granted on the date hereof in substitution for Maidenform, Inc. stock options (the “Rollover Stock Options”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                       Employment.  The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2.                                       Term of Employment.  (a)  The term of the Employee’s employment under this Agreement shall commence on, and this Agreement shall be contingent upon, the Closing of the Merger pursuant to the Agreement and Plan of Merger dated as of March 16, 2004, among Maidenform, Inc., MF Acquisition Corporation, MF Merger Corporation and Ares Corporate Opportunities Fund, L.P., and as amended by Amendment No.1 dated as of May 3, 2004 (the “Merger Agreement”), and it shall continue for a period of four years thereafter (the “Initial Term”), unless this Agreement shall be renewed for an additional term or terms in accordance with paragraph (b) of this Section 2, or unless earlier terminated as provided herein (such period of time, collectively the “Term of Employment”).

(b)                                 This Agreement shall automatically be renewed upon the expiration of the Initial Term for successive periods of one year each (each an “Additional Term”), unless either party notifies the other party in writing at least one year prior to the expiration of the Initial Term or any such Additional Term.

3.                                       Compensation.  (a)  Base.  During the Term of Employment, the Employer shall pay the Employee a base salary at not less than an annual rate of Five Hundred Thousand ($500,000.00) Dollars, in accordance with the Employer’s normal payroll practices (as increased in accordance with this Section 3(a), the “Base Salary”).  Such Base Salary shall be reviewed at least annually by the Board of Directors of MF Acquisition Corporation (the “Board”) and the Board may at any time increase (but not decrease) the Employee’s Base Salary hereunder as the Board may in its sole and absolute discretion deem reasonable and appropriate.

(b)                                 Incentive Compensation.  The Employee shall be a participant in the Maidenform, Inc. 2004 Incentive Plan for Designated Key Employees for calendar year 2004 with the operating targets, compensation percentage and other terms with respect to the Employee as in effect on the date hereof.  For calendar years following 2004 during the Term of Employment, the Employee’s incentive compensation shall be based upon a Personal Goals Bonus, an EBITDA Target Level Bonus and an Extraordinary

EBITDA Target Level Bonus, each on the terms and subject to the conditions set forth below.  The Personal Goals Bonus shall be up to 20% of the Base Salary in effect for the year for which the bonus is paid and shall be based upon personal goals set by the Compensation Committee of the Board (the “Compensation Committee”) after consultation with the Employee, with the level of such achievement determined by the Compensation Committee, in its discretion.  The EBITDA Target Level Bonus shall be up to 80% of the Base Salary as in effect for the year for which the bonus is paid, and it shall be based on achievement (as determined by the Compensation Committee) of a EBITDA target set and structured by mutual agreement on an annual basis by the Compensation Committee and the Employee.  The Extraordinary EBITDA Target Level Bonus shall be up to 40% of the Base Salary as in effect for the year for which the bonus is paid, and it shall be based on achievement (as determined by the Compensation Committee) of a higher EBITDA target set and structured by mutual agreement on an annual basis by the Compensation Committee and the Employee.  It is understood that the Plan Year for the annual incentive compensation plans will be the calendar year.

(c)                                  Stock Options.  (i) The Employee shall receive a non-qualified stock option to purchase shares of the common stock of MF Acquisition Corporation (the “Parent”) representing 2.25% of the common stock of the Parent, determined on a fully diluted basis as of the closing of the Merger (as defined in the Merger Agreement) (the “Closing”), pursuant to the Parent’s Stock Option Plan.  The exercise price per share for such options shall be $1.82, which is the price per share assigned to the common stock of the Parent to finance the Merger and related transactions (the “Going-In Common Equity Value Per Share”).  The Employee will also receive a nonqualified option to purchase shares of common stock of the Parent representing an additional 2.25% of the common stock of the Parent, determined on a fully diluted basis as of the Closing, pursuant to the Parent’s Stock Option Plan.  The exercise price per share for such options shall be $3.64, (two times the Going-In Common Equity Value Per Share).  Each of the

stock options granted pursuant to this Section 2(c) will vest and become exercisable in equal quarterly installments over a four year period (provided the Employee is continuously employed by the Employer through the applicable vesting date), beginning at the end of the first full calendar quarter after the date of grant, subject to 100% acceleration of vesting upon a Change in Control (as defined below).  Notwithstanding anything contained in the Parent’s Stock Option Plan or this Agreement to the contrary, vesting of all such options shall accelerate upon termination of the Employee’s employment due to the death or Disability (as defined below) of Employee.  The provisions of this Section 3(c) shall supersede any conflicting provision of the Parent’s Stock Option Plan or the applicable stock option agreements between the Parent and the Employee.

(ii)                                  If the Employee’s employment is terminated by the Employer without Cause (as defined below) or by the Employee as a resignation for Good Reason (as defined below), the stock options shall become vested with respect to the number of shares that would have vested if the Employee’s employment would have continued for an additional twenty-four month period.  Following any such termination described in this Section 3(c)(ii) or termination due to the Employee’s Disability or death, the stock options shall remain exercisable until the earlier of (1) the original expiration date of the option, or (2) one year following the date Parent shares to which the Employee is entitled under the options described in this Section 3(c) are registered with the Securities and Exchange Commission.  In the event the Employee’s employment terminates for reasons other than death, Disability of the Employee, termination by the Employer without Cause or termination by the Employee as a Resignation for Good Reason, then vested options shall remain exercisable for ninety days following such termination (but not beyond the full original term of the option).

For purposes of this Agreement, “Change in Control” shall mean consummation of (i) a sale of all or substantially all of the consolidated assets of the Parent and its subsidiaries to a person who is not either a member of, or an affiliate of a member of, the Initial Investor Group (as defined below); or (ii) a sale by the Parent, one or more members of the Initial Investor Group or any of their respective affiliates resulting in more than 50% of the capital stock of the Parent that ordinarily votes for directors (“Voting Stock”) being held by a person or group (as such terms are used in the Securities Exchange Act of 1934, as amended) that does not include any member of the Initial Investor Group or any of their respective affiliates; or (iii) a merger or consolidation of the Parent into another person as a result of which a person or group acquires more than 50% of the Voting Stock of the Parent that does not include any member of, or an affiliate of a member of, the Initial Investor Group; provided, however, that a Change in Control shall occur if and only if after any such event listed in (i)-(iii) above the Initial Investor Group is unable to elect a majority of the Board of the entity that purchased the assets in the case of an event described in (i) above, the Parent in the case of an event described in (ii) above, or the resulting entity in the case of an event described in (iii) above, as the case may be.  The “Initial Investor Group” shall mean Ares Corporate Opportunity Fund, L.P. and any other fund under the management of Ares Management, L.P. or its affiliates (collectively, “Ares”) and OCM Opportunities Fund II, L.P. and any other fund under the management of Oaktree Capital Management or its affiliates (collectively, “Oaktree”).

(d)                                 Parent and Employee shall enter into the Rollover Option Agreements on the date hereof.

4.                                       Duties.  During the Term of Employment, (i) the Employee shall be engaged as the Chairman of the Board and Chief Executive Officer of Maidenform, Inc. and its subsidiary companies (hereinafter individually and collectively along with the Parent called the “Employer’s Group”) and (ii) so long as service as both Chairman of the Board of Directors of Parent and Chief Executive Officer of Maidenform, Inc. is permissible under applicable law, regulations and the corporate governance requirements of any stock exchange or market quotation system on which the shares of Parent are listed or quoted, the Employee shall also serve as Chairman of the Board of Directors of Parent.  If, for the reasons set forth in the immediately preceding sentence, the Employee cannot serve as both Chairman of the Board of Directors of Parent and Chief Executive Officer of Maidenform, Inc., so long as service as both Chief Executive Officer of Maidenform, Inc. and on the Board of Directors of Parent is permissible under applicable law, regulations and the corporate governance requirements of any stock exchange or market quotation system on which the shares of Parent are listed or quoted, the Employee shall serve as Chief Executive Officer of Maidenform, Inc. and as a member of the Board of Directors of Parent.  The Employee shall have the full responsibility and authority to manage and direct the business of the Employer, subject to the supervision of the Board of Directors.  In addition, the Employee shall have such other or more specific responsibilities or duties with respect to the business of the Employer consistent with the Employee’s position as Chief Executive Officer as may be determined and assigned to the Employee from time to time by or upon the authority of the Board of Directors of the Employer or the Parent.  The Employee shall report to the Boards of Directors of the Employer and the Parent.  The Employee shall also serve as a Director of the Parent and as an Officer or Director of any member of the Employer’s Group as requested by the Employer without any additional compensation therefore other than as specified in this Agreement.  The Company has Director’s and Officer’s Liability Insurance in effect and will maintain Director’s and Officer’s Liability Insurance Coverage uninterruptedly in effect during the Term of this Agreement.

5.                                       Extent of Service.  The Employee agrees to devote his best efforts, energies and skills to the faithful discharge of the duties and responsibilities attributable to his offices, and to this end will devote his full working time and attention to the business and affairs of the Employer’s Group.  Employee shall be based at the Employer’s Bayonne, New Jersey office and its New York City office, but shall perform services hereunder at other locations as shall be reasonably appropriate.  Notwithstanding the foregoing, it is understood that the Employee may devote reasonable time and attention consistent with the practice of other senior executives similarly situated, to civic or community affairs and to service on the Board of Directors or Advisory Board of other non-competing corporations, provided that (i) in addition to any service on the Board of Directors of Samsonite Corporation (which service shall not be required under this Agreement) and any service on other Boards of Directors at the request of Ares (which service shall not be required under this Agreement), the Employee shall serve on no more than two such Corporate Boards or Advisory Boards at any time; (ii) the Compensation Committee of the Board shall have approved such Board memberships, which approval shall not be unreasonably withheld; and (iii) it does not interfere in any material way with the performance of his responsibilities to the Employer under this Agreement.  In the event the Employee serves on the Board of Directors of Samsonite Corporation or any other Board of Directors at the request of Ares (other than Parent and its subsidiaries), he will receive the compensation, if any, paid to nonemployee directors of those companies.

6.                                       Expenses.  The Employee is authorized to incur reasonable, ordinary and necessary expenses in the performance of his duties hereunder consistent with the Employer’s existing expense reimbursement policy, as it may be amended from time to time, and the Employer shall reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an account of such expenditures.  The Employer shall pay or reimburse the Employee for his reasonable attorneys’ fees in connection with the negotiation of this Employment Agreement, upon presentation of documentation, including time records.

7.                                       Vacation.  The Employee shall be entitled to twenty (20) days of paid vacation during each of the successive twelve (12) month periods comprising the Term of Employment, or a pro rata portion thereof for any such successive period which is less than twelve (12) months.  Vacation hereunder shall be taken at times which are mutually determined by the Employer and the Employee not to interfere, in any material respect, with the Employee’s performance of his duties hereunder.

8.                                       Employee Benefits.  The Employee shall be entitled during the Term of Employment to participate in any employee benefit program or arrangement maintained by the Employer which is generally available to other senior employees of the Employer, including any qualified or non-qualified retirement or deferred compensation arrangements or 401(k) savings plan, life insurance, medical, long-term disability plans, severance arrangements, or other allowances.  Such participation shall be in accordance with all applicable terms and conditions of such plans or programs, including, without limitation, provisions respecting the satisfaction of any applicable eligibility periods for plan participation and the modification or termination of such plans; provided, however, that the Employee’s service with Employer prior to the Closing of the Merger under the Merger Agreement shall count towards satisfaction of any eligibility or vesting requirements under such plans or programs.  In addition, during the Term of Employment, the Employer shall lease an automobile of the Employee’s choice for the Employee’s use, provided that, before any capital cost reduction payments, the lease payments for a three-year lease shall not exceed $1,200 per month, and the Employer shall also reimburse the Employee for the cost of a monthly garage space to park the leased automobile and for the monthly cost of insurance for the leased automobile during the Term of Employment; provided, however, that the total of such reimbursed lease, garage and insurance costs shall not exceed $2,500 per month.  As an alternative to such reimbursement of lease, garage and insurance costs (and not in addition thereto), during the Term of Employment the

Employer shall provide the Employee with the use of an automobile and driver, with a monthly cost not to exceed $2,500.

9.                                       Termination of Employment.  Notwithstanding any other provision of this Agreement, the Employee’s employment under this Agreement may be terminated at any time by the Employer in the event of:

(A)                              (i) The Employee’s conviction for or entry of a plea of guilty or nolo contendere with respect to a felony or any crime that constitutes a misdemeanor involving moral turpitude under federal law or the law of any state, (ii) the Employee’s willful misappropriation of funds or property of the Employer or other acts of fraud, dishonesty self-dealing, any significant violation of any statutory or common law duty of loyalty to the Employer, (iii) the Employee’s perpetration of an illegal act which causes material economic injury to the Employer, or (iv) a material breach of this Agreement or the Employee’s failure to perform his employment duties in any material respect, provided that as to (iv), the Employee shall be given notice and an opportunity, not to exceed ten (10) days, to effectuate a cure, provided that such breach or failure is susceptible to cure, as determined by the Board of Directors, in its sole discretion in good faith (hereinafter “Cause”).

(B)                                The Employee’s death; or

(C)                                The Employee’s inability due to any physical or mental condition of the Employee, to perform his duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) days within any twelve (12) month period (hereinafter “Disability”);

by written notice to the Employee (except that notice of termination shall not be required in the case of the Employee’s death) specifying the event relied upon for such termination and the effective date of such termination (the effective date of any termination of employment hereunder is referred to as the “Termination Date”).

10.                                 Payments Upon Termination of Employment.  (a)  In the event the Employee’s employment under this Agreement is terminated for any reason specified in Section 9 above, this Agreement shall terminate and be deemed cancelled and the Employer shall be under no obligation hereunder either to continue the Employee’s employment or to provide the Employee with any payment or benefit of any kind whatsoever, except for the Employee’s Base Salary through the Termination Date and such vested benefits or rights which the Employee may have accrued through the Termination Date hereunder or under any benefit plan of Employer (other than any severance pay plan maintained by the Employer).  In addition, in the event of termination pursuant to 9(B) or (C) above, the Employer shall also pay the amount of any incentive compensation to which the Employee would have been entitled for the year of termination had the Employee’s employment not terminated, prorated to the Termination Date, payable when such incentive compensation would be payable to other employees for that year and based upon the Employer’s financial performance for the full applicable year.  In addition, in the event of termination pursuant to 9(B) or (C) above, the Employee shall be entitled to benefits under any group life insurance or disability insurance benefits provided in accordance with the Employer’s welfare benefit plans.

(b)                                 The Employee’s employment under this Agreement may also be terminated on fifteen (15) days prior notice by the Employer not for Cause and it may be terminated by the Employee for Good Reason if circumstances constituting Good Reason exist, and neither of such terminations of employment shall be a breach of this Agreement by the Employer so long as the benefits set forth below are provided to the Employee.  In the event that the Employee’s employment with the Employer is terminated by the Employer without Cause or the Employee resigns employment with the Employer for Good Reason, then, in addition to the Employee’s Base Salary through the Termination Date and such vested benefits or rights which the Employee may have accrued through the Termination Date hereunder or under any benefit plan of the Employer (other than any severance pay plan maintained by the Employer), subject to the Employee’s execution and delivery of a release, to the fullest extent permitted by law in favor of the Employer in substantially the form attached hereto, as may be modified to take into account changes in applicable law, the Employee will be entitled to the following.

(1)                                  Payment of a lump sum equal to two times the sum of (i) his Base Salary (as in effect on the Termination Date), and (ii) his average annual bonus (taking into account all annual bonuses paid under Section 3(b) hereof for the applicable year) over the three calendar years immediately preceding his termination of employment.  This amount shall be subject to tax and other required withholdings and be payable within ten days of the date of termination of employment (but not prior to the end of the Revocation Period (as defined in Exhibit A hereto)).

(2)                                  In addition, if the Employee or his dependents are otherwise eligible for COBRA continuation of group health plan coverage and timely elect to receive it, the Employer shall pay the cost of such COBRA coverage in an amount equal to 100% of the monthly premium for such coverage for eighteen months.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to require the Executive to seek other employment following the termination of his employment hereunder.  For the avoidance of doubt, the Employer giving notice of nonrenewal of the term pursuant to Section 2(b) above shall not be treated as a termination of the Employee’s employment by the Employer.

(c)                                  For the purposes of this Agreement “Good Reason” shall mean:

(1)                                  The assignment to the Employee of duties inconsistent in any material way with his position (including title and reporting requirements), authority, duties, or responsibilities;

(2)                                  Employee’s ceasing to be a member of the Board of Directors of the ultimate parent corporation of the Employer, other than such cessation resulting from a prohibition of the Employee holding both the position of Chief Executive Officer of the Employer and being a member of the Board of Directors of Parent under applicable law, regulations or the corporate governance requirements of any stock exchange or market quotation system on which the shares of Parent are listed are quoted;

(3)                                  Reduction in the Employee’s Base Salary or annual bonus opportunity; or

(4)                                  Relocation of the Employee to a location outside a radius of 50 miles of the Employer’s Bayonne, New Jersey office and its New York, NY office;

provided that, as to (1), (2) and (3), the Employer shall be given notice and an opportunity, not to exceed ten (10) days, to effectuate a cure for such asserted “Good Reason” by the Employee.

(d)                                 Following the Employee’s termination of employment with the Employer, any shares of stock of Parent acquired by him may be sold subject to the rights of first offer under the Stockholders Agreement by and among Parent, the Ares Investors, the Oaktree Investors and certain other investors and management investors listed on the signature pages thereto, dated as of May 11, 2004 (the “Stockholders Agreement”).

(e)                                  In the event the Employee’s employment is terminated prior to consummation of an Initial Public Offering (as defined in the Stockholders Agreement) by the Employer for Cause or by the Employee not for Good Reason, the Parent shall have the option, exercisable at any time during the

180 day period following the Termination Date, to purchase (A) all Parent stock held by the Employee which was obtained upon exercise of a stock option under a Rollover Option Agreement at a price per share equal to the lesser of (i) the fair market value per share of such stock on the date of purchase (as determined by the Board of Directors of the Parent, in good faith), or (ii) the amount per share paid by the Initial Investor Group (with appropriate adjustments as determined by the Board of Directors of the Parent, in good faith,  to reflect share splits and other similar recapitalizations) (the lesser of (i) or (ii) is referred to herein as the “Section 10 Price Per Share”) and (B) all Rollover Stock Options held by the Employee (or his permitted transferees) for an amount equal to the number of shares subject to the option multiplied by the excess, if any, of the Section 10 Price Per Share plus the then Option Adjustment Amount per share (as defined in the applicable Rollover Option Agreement) over the then exercise price per share of the option.  Any such purchase shall occur not later than fifteen (15) days after the Parent’s option to purchase hereunder is exercised; provided, however, that a purchase shall not occur if it would result in a breach of any provision of any debt instrument of the Parent or its affiliates, and in such case the date on which the purchase will occur shall be deferred until the earliest date on which such purchase would not result in a breach.  For purposes of determining the Section 10 Price Per Share, the parties hereto agree that the amount paid by the Initial Investor Group for Parent shares was allocable one half to Parent common stock and one half to Parent Preferred Stock (as defined in Parent’s 2004 Rollover Stock Option Plan).

(f)                                    In the event the Employee’s employment is terminated prior to an Initial Public Offering by the Employer not for Cause, by the Employee for Good Reason or due to the Employee’s death or Disability, then the Employee (or, in the case of his death, his estate) shall have the option, exercisable at any time during the 180 day period following the Termination Date, to sell to the Parent (A) all Parent stock held by the Employee which was obtained upon exercise of a stock option under a Rollover

Option Agreement at a price per share equal to the Section 10 Price Per Share, and (B) all Rollover Stock Options held by the Employee for an amount equal to the number of shares subject to the option multiplied by the excess, if any, of the Section 10 Price Per Share plus the then Option Adjustment Amount per share over the then exercise price per share of the option.  Any such sale shall occur not later than fifteen (15) days after the option to sell hereunder is exercised; provided, however, that a sale shall not occur if it would result in a breach of any provision of any debt instrument of the Parent or its affiliates, and in such case the date on which the sale will occur shall be deferred until the earliest date on which such sale would not result in a breach.

11.                                 Confidentiality.  The Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Employer.  As a result, during the Term of Employment and thereafter, the Employee shall not, without the prior written consent of the Board, for any reason, either directly or indirectly, divulge to any third party (except as may be required to further the interests of the Employer) or use for his own benefit, or for any purpose other than the exclusive benefit of the Employer, any and all confidential, proprietary, business and technical information or trade secrets of the Employer’s Group (“Proprietary Information”) revealed, obtained or developed in the course of his employment with the Employer.  Such Proprietary Information shall include but shall not be limited to, marketing and development plans, confidential cost and pricing information, identities of customers and suppliers, the relationship of the Employer’s Group with actual or prospective customers who are engaged in discussions with the Employer’s Group, the needs and requirements of any such customers, and any other confidential information relating to the business of the Employer’s Group, provided that nothing herein contained shall restrict the Employee’s ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties hereunder or such disclosures as may be required by law; and further provided that nothing herein contained shall restrict Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information which is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 11.

12.                                 Property.  All Proprietary Information shall be and remain the sole property of the Employer.  During the Term of Employment, and thereafter, Employee shall not remove from the Employer’s Group offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing information of the type identified in Section 11 hereof, or other materials or property of any kind unless necessary or appropriate in accordance with his duties and responsibilities hereunder and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as reasonably possible after the removal shall serve its specific purpose.  Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties; and upon the termination of his employment with the Employer, he shall leave with or return to the Employer all originals and copies of the foregoing then in his possession, whether prepared by Employee or by others.

13.                                 Covenant not to Compete.  In consideration for the Employer’s covenants set forth in Section 3(c)(ii) and Section 10(b) hereof, the Employee shall not, during the Term of Employment and for a period of two (2) years after his employment terminates for any reason do any of the following directly or indirectly without the prior written consent of the Board:

(a)                                  engage or participate in any business activity directly competitive with the business of the Employer’s Group as conducted upon the termination of the Employee’s employment with the Employer;

(b)                                 become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is, taken as a whole, directly competitive with the business of the Employer’s Group as conducted upon the termination of the Employee’s employment with the Employer, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any subsidiary or division of the business of any person, firm, corporation, association or other affiliate where such portion of such business is directly competitive with the business of the Employer’s Group as conducted upon termination of the Employee’s employment with the Employer.  Notwithstanding the foregoing, nothing contained in this Section 13 shall prohibit the Employee from (i) holding not more than five percent (5%) of the outstanding securities of any class of any publicly-traded company, or (ii) after the Term of Employment engaging or participating in or having an interest in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any subsidiary or division of the business of any person, firm, corporation, association or other affiliate where such portion of such business is not directly competitive with the business of the Employer’s Group as conducted upon termination of the Employee’s employment with the Employer, provided Employee does not breach the provisions of Section 13 (c) or (d) or (e), hereof;

(c)                                  solicit either directly or indirectly any customer of the Employer’s Group with whom the Employer’s Group shall have dealt regularly at any time during the one (1) year period immediately preceding the termination of the Employee’s employment with the Employer for the purpose of offering or selling any products or services which are identical, substantially similar or comparable to the products or services then offered to the customer by the Employer’s Group;

(d)                                 influence or attempt to influence any supplier, customer, or potential customer of the Employer’s Group to terminate or modify any written or oral agreement or course of dealing with the Employer’s Group; or

(e)                                  (i) influence or attempt to influence any person to terminate or modify his employment with the Employer’s Group, or (ii) employ directly or indirectly, any person employed by the Employer’s Group as an employee at any time during the six (6) month period preceding the effective date of the Employee’s termination.

14.                                 Specific Performance.  The Employee acknowledges that the services to be rendered by the Employee are of a special, unique and extraordinary character and, in connection with such services, the Employee will have access to confidential information vital to the Employer’s business and the business of its subsidiaries and affiliates.  By reason of this, the Employee acknowledges consents and agrees that if the Employee violates any of the provisions of Sections 11, 12 or 13 hereof, the Employer would sustain irreparable injury and that money damages would not provide adequate remedy to the Employer and that, in addition to any other remedies the Employer might have, including money damages, the Employer shall be entitled to have Sections 11, 12 and 13 specifically enforced by any court having jurisdiction by means of any and all equitable remedies.  The provisions of Sections 10(e), 10(f), 11, 12, 13, 14 and 19 shall survive the termination of this Agreement.

15.                                 Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and shall be delivered personally by telecopier or by courier providing for next day delivery or sent by registered or certified mail return receipt requested to the following addresses:

To the Employer:

Maidenform, Inc.
154 Avenue E
Bayonne, New Jersey  07002
Attention:
Steven N. Masket
Telecopier:  201-436-9506

To the Employee:

Thomas Ward
[* * *]

With a copy to:

Alan S. Jacobs, Esq.

The Jacobs Group P.L.L.C.

45 Rockefeller Plaza, Suite 2026

New York, NY  10111

Telecopier: 212-319-0856

Any such notices shall be deemed given, if personally, upon delivery; if sent by certified or registered mail, 3 days after deposit (postage pre-paid) with the U.S. Mail Service; if by courier service providing for next day delivery, the next day following deposit with such courier; and, if telecopied, when telecopied.  Any party may change the address for notices by sending written notice of such change of address in accordance with this Section 15.

16.                                 Benefits.  This Agreement shall inure to the benefit of and shall be binding upon the Employer and its successors and assigns, and upon the Employee, his heirs and legal representatives.

This Agreement and all rights and obligations hereunder are personal to the Employee and shall not be assignable.

17.                                 Entire Agreement.  This Agreement embodies the entire agreement of the parties concerning the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings in connection therewith.  Without limiting the generality of the foregoing, this Agreement, so long as it becomes effective under Section 2(a) above, supersedes the Employment Agreement dated as of July 30, 2001 between the Employer and the Employee which, upon the beginning of the Term of Employment hereunder, shall have no further force or effect.  The Agreement may be amended or modified only by a written instrument executed by both parties hereto.

18.                                 Severability.  If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated.  To the extent required to enforce any provision of this Agreement, such provision may be reformed in order to preserve its validity if it would otherwise be held unenforceable.

19.                                 Indemnification.  The indemnification provisions in the Parent’s Amended and Restated Certificate of Incorporation covering officers of the Parent and the Employer shall apply to the Employee in his capacity as an employee (or former employee), such indemnification to be in addition to any other indemnification right in favor of the Employee.

20.                                 Withholding.  The Employer may deduct and withhold from any amounts which it is otherwise obligated to pay hereunder any amount which it may determine it is required to deduct or withhold pursuant to any applicable statute, law, regulation or order of any jurisdiction whatsoever.

21.                                 Governing Law.  This Agreement shall be subject to, and governed, construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles thereof relating to the conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAIDENFORM, INC.

By:	/s/ Steven N. Masket	/s/ Thomas Ward
	Name: Exec. V.P. - Chief Legal Officer	Thomas Ward
Title: Steven N. Masket

Solely with respect to Sections 3(c), 3(d), 4, 10(e), 10(f) and 19:

MF ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
Name:
Title: